Exhibit 99.01

                              For Immediate Release
                            Harvey Electronics, Inc.
                             And CoolAudio.com, Inc.
                           Announce a Proposed Merger

Lyndhurst, NJ - December 1, 1999 Harvey Electronics, Inc. (the "Company", "Harvey" or "Harvey Electronics") (NASDAQ SmallCap Market: symbols "HRVE" and "HRVEW") has reached an agreement in principle with CoolAudio.com, Inc., ("CoolAudio") to merge the two companies through an exchange of common stock. The proposed merger will result in CoolAudio's shareholders owning approximately 80% of the newly combined entity. The combined company will have in excess of 16 million shares of common stock outstanding.

The proposed merger is subject to, and contingent upon, the final approval of the Board of Directors of the respective companies, the execution of definitive merger documents, and the affirmative vote of the shareholders of both companies. There can be no assurance that the proposed merger will be consummated.

"There are tremendous synergies between Harvey Electronics and CoolAudio. The depth of Harvey's relationships with high-end manufacturers and its long established reputation for quality merchandise and service, when combined with CoolAudio's infrastructure and state-of-the-art e-commerce technologies will give consumers unparalleled opportunities. The combined company will enable consumers to shop and buy Best of Class home entertainment products via the website in the comfort of their homes or in the relaxed low pressure atmosphere of one of Harvey's seven retail showrooms", stated Raj Bhatia, Chairman and CEO of CoolAudio and Franklin Karp, President of Harvey Electronics.

Mr. Karp continued, "This merger will not only further enhance our traditional retail business, but more importantly it will position us to capitalize on the convergence of information technology and the Internet. It will be a new Harvey Electronics for a new Millennium."

Mr. Bhatia added, "This marriage will bring together the best of traditional brick and mortar stores with all the advantages of the Internet. It will serve as a blueprint for additional, similar and equally complementary relationships across the country. Whether on the web, in a Harvey showroom, or on the phone, any day of the week, a trained audio/video specialist offers superior customer service and support before, during and after the sale. Through a developing nationwide network of installers, Harvey/CoolAudio will be able to deliver, set-up and demonstrate a home theater system, anywhere in the country."


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                                                    December 1, 1999 (continued)
                                                          Page 2 - Press Release

From time to time, information provided by the Company, statements made by its employees or information included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's
Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-KSB and Forms 10-QSB.

Harvey Electronics is a leading New York based retailer of high quality, exclusive home theater and audio products. The Company currently operates six Harvey locations: two in Manhattan and four suburban locations in Paramus, New Jersey; Mt. Kisco, New York; Greenwich, Connecticut; and in Greenvale/Roslyn, on the north shore of Long Island. The new Bang & Olufsen branded store in the Union Square area of lower Manhattan is the Company's seventh store.

CoolAudio, an innovative on-line retailer, is the first e-commerce company to offer "Best of Class" audio and video products in all price categories from leading manufacturers around the world. Its mix of exclusive and popular products is customized to meet individual tastes and budgets and is supported by a network of custom installation professionals and dealers, on-line advice and in-depth information resources. Based in New York City, CoolAudio operates fulfillment and customer support operations in Charlottesville, Virginia.

Please visit a Harvey showroom or our Bang & Olufsen store at Broadway and 21st and ask about our Trade-In and Trade-Up Program. Turn your ordinary audio components into cash, to be used toward the extraordinary products you have always wanted. Experience Harvey home theater 1, 2, 3, our good, better and best home theater systems, each including a high definition television, DVD player and one, easy to operate, remote control.

Visit Harvey Electronics on-line at www.harveyonline.com.

Visit CoolAudio on-line at www.coolaudio.com.


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                                                    December 1, 1999 (continued)
                                                          Page 3 - Press Release



CONTACTS:
Michael E. Recca, Chairman of the Board
Tel.  (914) 712-0620
Fax  (914) 738-7651
Franklin C. Karp, President
Joseph J. Calabrese, Executive Vice President & CFO
Harvey Electronics, Inc.
Tel.  (201) 842-0078
Fax  (201) 842-0660


Raj Bhatia, Chairman & CEO
Eric Schwartzman, Director of Strategic and Business Development
CoolAudio.com
Tel  (212) 582-8206
Fax  (212) 582-8240